Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

OF

AASTROM BIOSCIENCES, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972 (the “Act”), the undersigned corporation executes the following Certificate:

1.                                      The present name of the corporation is:

Aastrom Biosciences, Inc.

2.                                      The identification number assigned by the Bureau  is:

529-456

3.                                      All former names of the corporation are:

Ann Arbor Stromal, Inc.

4.                                      The date of filing of the original Articles of Incorporation was:

March 24, 1989

5.                                      Article I of the Restated Articles of Incorporation is hereby amended to read as follows:

“The present name of the corporation is: Vericel Corporation”

6.                                      The foregoing amendment to the Restated Articles of Incorporation proposed by the board was duly adopted on the 21st day of November, 2014, at a special meeting of the corporation’s shareholders in accordance with Section 611(3) of the Act, where the necessary votes were cast in favor of the amendment.

Signed this 21st day of November, 2014.

By:	/s/ Dominick C. Colangelo
Name:	Dominick C. Colangelo
Its:	Chief Executive Officer and President

Name of person remitting fees:

Dykema Gossett PLLC

Preparer’s name and business telephone number:

Jordan K. Schwartz

313-568-5463